SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 8K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): January 9, 2003


                               ATLAS MINERALS INC.
             (Exact Name of Registrant as Specified in Its Charter)




         COLORADO                      1-02714                   84-1533604
(State or other jurisdiction of     (Commission              (I.R.S. Employer
incorporation or organization)      File Number)           (Identification No.)




Suite 205, 10920 West Alameda Avenue, Lakewood, CO                  80226
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(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code: 303-306-0823





                                 NOT APPLICABLE
                         --------------------------------
          (Former Name or Former Address, if Changes Since Last Report)





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




ITEM 5. OTHER EVENTS

     See Press Release attached as Exhibit 99.1 hereto.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                   ATLAS MINERALS INC.
                                                    (Registrant)



Date: January 9, 2003                          By   /s/ Gary E. Davis
                                                 -------------------------------
                                                    Gary E. Davis
                                                    Corporate Secretary

                               Atlas Minerals Inc.
                                  News Release

FOR IMMEDIATE RELEASE                                                    #03-01
Trading Symbol:  ATMR.OTCBB                                     January 8, 2003

  Atlas Restructures Option Agreement on Grassy Mountain Gold Project; Assigns
     Option for Merger with Western Gold Resources, Inc. to Its Subsidiary

Denver...Atlas Minerals Inc. (the "Company") and its wholly-owned subsidiary, Atlas Precious Metals, Inc. (collectively "Atlas"), announced today that they have restructured the option agreement (as amended) with Seabridge Gold, Inc. (f/k/a Seabridge Resources Inc.) and its wholly-owned subsidiary, Seabridge Gold Corporation (collectively "Seabridge"), under which Seabridge has the right to acquire from Atlas the Grassy Mountain gold property located in eastern Oregon.

Under the original acquisition terms, Seabridge would have acquired the Grassy Mountain property by paying Atlas US$1.7 million in a combination of cash, Seabridge common shares and notes for partial deferred payment. To accommodate a preference for upfront cash, the purchase terms with Seabridge have been restructured. Specifically, Seabridge has delivered to Atlas a US$300,000 option payment in exchange for which Seabridge has obtained the right to acquire the Grassy Mountain property for US$600,000, provided payment is received by Atlas on or before March 31, 2003

The Company has also assigned to Atlas Precious Metals, Inc. an option agreement with Western Gold Resources, Inc. ("Western Gold") dated September 4, 2002, pursuant to which the Company has the right to acquire 100% of the outstanding shares of Western Gold. Western Gold's primary asset is the Estrades polymetallic mine located approximately 120 miles northwest of Val-d'Or in northwestern Quebec. The Company is in the process of completing extensive due diligence of the Estrades mine.

As a result of this assignment, Atlas Precious Metals, Inc. now has the right to acquire Western Gold. In conjunction with the assignment, Western Gold agreed to extend the option period to March 31, 2003, or such other date as may be agreed upon, and Atlas Precious Metals, Inc. paid Western Gold the sum of $50,000 which will be deducted from the merger consideration otherwise due and payable to Western Gold upon completion of the merger. However, until the Company and Atlas Precious Metals, Inc. complete their due diligence of the Estrades mine, no decision regarding consummation of the merger has been made and no guarantee can be made that the merger will be completed.

Atlas President and CFO, Gary E. Davis, indicated that the foregoing transactions represent the initial steps in effecting necessary changes required to move Atlas forward. He noted that "the restructuring of the sale of Grassy Mountain was a key component of this effort."

In a separate transaction, Seabridge has agreed to provide US$500,000 in financing for Atlas or a related subsidiary by March 31, 2003. Mr. Davis said that "he was gratified that Seabridge believed enough in Management's vision of the Company to actively participate in the rebuilding effort through the private financing."

The Company is in the business of development and exploitation of natural resource properties. Current efforts are being directed toward the identification of possible acquisition opportunities of smaller-scale properties, primarily in the sectors of industrial minerals, base metals, and precious metals, which can be placed into production quickly and at low cost.

For further information contact Gary E. Davis, President and Chief Financial Officer, at 303-292-1299.

                        On behalf of Atlas Minerals Inc.

                                 "Gary E. Davis"
                      President and Chief Financial Officer

The statements contained in this release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. The Company takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise. This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.


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            Suite 205, 10920 West Alameda Avenue, Lakewood, CO 80226
               Telephone: (303) 292-1299 Facsimile: (303) 297-0538